Exhibit 11.1
                             SHIVA CORPORATION
         Computation of Basic and Diluted Net Income (Loss) Per Share (1)
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                                                    Year ended
                                  --------------------------------------------
                                   January 3,     December 28,    December 30,
                                     1998            1996            1995
                                  -----------     ------------    ------------

Numerator:
Net income (loss)                ($13,647,000)     $16,841,000    ($ 4,852,000)

Denominator:
Denominator for basic earnings
 per share--weighted average
 shares outstanding                29,266,263       28,424,797      25,079,951

Effect of dilutive securities:
   Stock options                            -        3,034,100               -
                                  -----------      -----------     -----------
Denominator for diluted
 earnings per share                29,266,263       31,458,897      25,079,951

Basic net income (loss)
 per share                        $    (0.47)      $      0.59     $    (0.19)

Diluted net income (loss)
 per share                        $    (0.47)      $      0.54     $    (0.19)
-------------------------

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(1) Basic net loss per share is the same as diluted net loss per share because the effect of common equivalent shares is antidilutive.

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